CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-204168 on Form S-8 of our report dated March 25, 2016, relating to the financial statements of the NiSource Inc. Employee Stock Purchase Plan, appearing in this Annual Report on Form 11-K of the NiSource Inc. Employee Stock Purchase Plan for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
March 25, 2016